Exhibit 23.1

DEGOLYER AND MACNAUGHTON

Canada Limited

311 – 6th Avenue SW, Suite 1430

Intact Place, East Tower

Calgary, Alberta, Canada T2P 3H2

TELEPHONE

(403) 266-8680

FAX

(403) 266-1887

May 15, 2012

Deep Well Oil & Gas, Inc.

Suite 700, 10150 – 100 Street

Edmonton, AB T5J 0P6

Canada

Re: Form 10-Q

Dear Sir,

We hereby consent to the reference to our firm name and to the use of our report entitled, “Assessment and Evaluation of Reserves and Resources as of December 31, 2011 on the Sawn Lake Property owned by Northern Alberta Oil Ltd. in Alberta, Canada. PRMS.”, dated March 22, 2012, evaluating the oil, natural gas and natural gas liquids reserves and the present worth values of those reserves attributable to the properties of the Corporation (the “Reports”) in the above-referenced Form 10-Q.

We have read the Form 10-Q and have no reason to believe that there is any misrepresentation in the information contained therein derived from our Report or that is within our knowledge as a result of the services we provided in preparing the Report.

Very truly yours,

/s/ Colin P. Outtrim

Colin P. Outtrim, P.Eng
Sr. Technical Advisor and Director
DeGolyer and MacNaughton
Canada Limited

CPO/lj